UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): May 19, 2014 (May 13, 2014)
Avis Budget Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-10308	06-0918165
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6 Sylvan Way Parsippany, NJ	07054
(Address of Principal Executive Offices)	(Zip Code)

973-496-4700
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Avis Budget Group, Inc. (the “Company”) entered into a purchase agreement on May 13, 2014 with respect to the sale by its wholly-owned subsidiary, Avis Budget Car Rental, LLC (“ABCR”), of $400.0 million aggregate principal amount of 5.125% senior notes due 2022 at an issue price of 100% (the “Notes”). On May 16, 2014 the Company entered into an indenture with respect to the sale of the Notes by ABCR.

The Notes were issued in a private offering that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), to qualified institutional buyers in accordance with Rule 144A and to persons outside of the United States pursuant to Regulation S under the Securities Act. The Notes are senior unsecured obligations of ABCR and will be guaranteed on a senior basis by the Company and certain of its domestic subsidiaries.

Interest is payable on the Notes on each June 1 and December 1, commencing December 1, 2014. The Company may redeem some or all of the Notes at any time prior to June 1, 2017 at a price equal to 100% of the principal amount of the Notes redeemed plus accrued and unpaid interest, if any, and an applicable make-whole premium. On or after June 1, 2017 the Company may redeem some or all of the Notes at redemption prices set forth in the indenture. In addition, at any time prior to June 1, 2017 the Company may redeem up to 35% of the aggregate principal amount of the Notes, at a specified redemption price with the net cash proceeds of certain equity offerings.

The purchase agreement contains customary representations, warranties and agreements by the Company. The indenture contains covenants that, among other things, restrict the ability of ABCR and the ability of certain of its subsidiaries to: incur, assume or guarantee additional indebtedness; pay dividends or redeem or repurchase capital stock; make other restricted payments; incur liens; redeem debt that is junior in right of payment to the Notes; sell or otherwise dispose of assets, including capital stock of subsidiaries; enter into mergers or consolidations; and enter into transactions with affiliates. These covenants are subject to a number of important exceptions and qualifications. In addition, in certain circumstances, if ABCR sells assets or experiences certain changes of control, it must offer to purchase the Notes.

In addition, the Company has agreed to indemnify the initial purchaser against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the initial purchaser may be required to make in respect of those liabilities. Furthermore, the Company has agreed with the initial purchaser not to offer or sell any debt securities issued or guaranteed by the Company for a period of 90 days after the date of the purchase agreement without the prior written consent of the initial purchaser.

The Company intends to use the proceeds from this offering to redeem the entire principal amount outstanding of its 8.25% senior notes due 2019 and to pay fees in connection with the offering of the Notes and other related expenses.

The Notes and the related guarantees will not be registered under the Securities Act and the Notes and the related guarantees may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This current report on Form 8-K is neither an offer to sell nor a solicitation of an offer to buy the Notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the complete terms of the indenture, a copy of which is filed as Exhibit 4.1 hereto, the Notes, the form of which is filed as Exhibit 4.2, and the purchase agreement, a copy of which is filed as Exhibit 10.1 hereto, and all of which are incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in “Item 1.01 Entry into a Material Definitive Agreement” is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits.

The following exhibits are filed as part of this report:

Exhibit No.	Description
4.1
Indenture dated as of May 16, 2014 among Avis Budget Car Rental, LLC and Avis Budget Finance, Inc., as Issuers, the Guarantors from time to time parties thereto and Deutsche Bank Trust Company Americas as Trustee.

4.2	Form of 5.125% Senior Notes Due 2022.
10.1
Purchase Agreement, dated as of May 13, 2014, by and among Avis Budget Car Rental, LLC and Avis Budget Finance, Inc. as issuers, Avis Budget Group, Inc. and certain of its subsidiaries as guarantors, Morgan Stanley & Co. LLC for itself and on behalf of the several initial purchasers.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

AVIS BUDGET GROUP, INC.
By:	/s/ Bryon L. Koepke
Name:	Bryon L. Koepke
Title:	Senior Vice President and Chief Securities Counsel

Date: May 19, 2014

AVIS BUDGET GROUP, INC.
CURRENT REPORT ON FORM 8-K
Report Dated May 19, 2014 (May 13, 2014)

EXHIBIT INDEX

Exhibit No.	Description
4.1
Indenture dated as of May 16, 2014 among Avis Budget Car Rental, LLC and Avis Budget Finance, Inc., as Issuers, the Guarantors from time to time parties thereto and Deutsche Bank Trust Company Americas as Trustee.

4.2	Form of 5.125% Senior Notes Due 2022.
10.1
Purchase Agreement, dated as of May 13, 2014, by and among Avis Budget Car Rental, LLC and Avis Budget Finance, Inc. as issuers, Avis Budget Group, Inc. and certain of its subsidiaries as guarantors, Morgan Stanley & Co. LLC for itself and on behalf of the several initial purchasers.